Exhibt 10.4

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

THE JOHNS HOPKINS UNIVERSITY

&

SIGN PATH PHARMA

JHU Agreement #A11537

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 (“JHU”) and Sign Path Pharma, Inc., a Delaware corporation having an address at 45 Broadway, New York, New York 10006 (“Company”), with respect to the following:

RECITALS

WHEREAS, as a center for research and education, JHU is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new processes, but is without capacity to commercially develop, manufacture, and distribute any such products or processes; and

WHEREAS, a valuable invention(s) entitled “Biocompatible “smart” nanogels as carriers for hydrophobic drugs” (JHU Ref: 5024) was developed during the course of research conducted by Drs. Anirban Maitra, Georg Feldman & Savita Bisht (all hereinafter, "Inventors"); and

WHEREAS, JHU has acquired through assignment all rights, title and interest, with the exception of certain retained rights by the United States Government, in its interest in said valuable inventions; and

WHEREAS, Company desires obtain certain rights in such inventions as herein provided, and to commercially develop, manufacture, use and distribute products and processes based upon or embodying said valuable inventions throughout the world;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified.  For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1  "AFFILIATED COMPANY" as used herein in either singular or plural shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with Company.  For purposes of this Paragraph 1.1, control shall mean the direct or indirect ownership of at least fifty- percent (50%).

1.2  “EFFECTIVE DATE" of this License Agreement shall mean the date the last party hereto has executed this Agreement.

1.3  "EXCLUSIVE LICENSE" shall mean a grant by JHU to Company of its entire right and interest in the PATENT RIGHTS subject to rights retained by the United States Government, if any, in accordance with the Bayh-Dole Act of 1980 (established by P.L. 96-517 and amended by P.L. 98-620, codified at 35 USC § 200 et. seq. and implemented according to 37 CFR Part 401), and subject to the retained right of JHU to make, have made, provide and use for its and The Johns Hopkins Health Systems' purposes LICENSED PRODUCT(S) and LICENSED SERVICE(S), including the ability to distribute any biological material disclosed and/or claimed in PATENT RIGHTS for nonprofit academic research use to non-commercial entities as is customary in the scientific community.  Any biological material supplied by the Company to JHU shall be for the sole use of Inventors.  Neither the Inventors, nor JHU may provide any Company Biological Materials to any third party (including non-profits and universities), without the express written consent of the Company.  If Company approves the use of Biological Materials and they are used in studies, the credit for the origin of the material shall include the Company’s name.

1.4  "LICENSED FIELD" shall mean use of licensed polymeric formulation incorporating curcumin and curcuminoids for treating cancer and all other medical indications.

1.5  "LICENSED PRODUCT(S)" as used herein in either singular or plural shall mean any process or method, material, compositions, drug, or other product, the manufacture, use or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.6  "LICENSED SERVICE(S)" as used herein in either singular or plural shall mean the performance on behalf of a third party of any method or the manufacture of any product or the use of any product or composition which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim of the PATENT RIGHTS, (infringement shall include, but not be limited to, direct, contributory or inducement to infringe).

1.7  "NET SALES" shall mean gross sales revenues and fees billed by Company, AFFILIATED COMPANY and SUBLICENSEE(S) from the sale of LICENSED PRODUCT(S) less trade discounts allowed, refunds, returns and recalls, and sales taxes.  In the event that Company, AFFILIATED COMPANY and SUBLICENSEE(S) sells a LICENSED PRODUCT(S) in combination with other ingredients or substances or as part of a kit, the NET SALES for purposes of royalty payments shall be based on the sales revenues and fees received  in proportion to the contribution of the JHU PATENT RIGHTS to the kit or the combined product

1.8  "NET SERVICE REVENUES" shall mean gross service revenues and fees billed by Company, AFFILIATED COMPANY and SUBLICENSEE(S) for the performance of LICENSED SERVICE(S) less sales and/or use taxes imposed upon and with specific reference to the LICENSED SERVICE(S).  In the event that Company, AFFILIATED COMPANY or SUBLICENSEE(S) sells a LICENSED SERVICE(S) in combination with other services or substances or as part of a kit, the NET SERVICE REVENUES for purposes of royalty payments shall be based on the sales revenues and fees received in proportion to that received from the licensed product.

1.9  "PATENT RIGHTS" shall mean the U.S. patent application Serial No. 60,866/516, filed on November 20th, 2006, and assigned to JHU entitled “Biocompatible "smart" nanogels as carriers for hydrophobic drugs” and the invention disclosed and claimed therein, and all continuations, divisions, and reissues based thereof, and any corresponding foreign patent applications, and any patents, or other equivalent foreign PATENT RIGHTS issuing, granted or registered thereon.

1.10  “SUBLICENSEE(S)” as used herein in either singular or plural shall mean any person or entity other than an AFFILIATED COMPANY to which Company has granted a sublicense under this Agreement.

ARTICLE 2
LICENSE GRANT

2.1  Grant.  Subject to the terms and conditions of this Agreement, JHU hereby grants to Company an EXCLUSIVE LICENSE to make, have made, use, import, offer for sale and sell the LICENSED PRODUCT(S) and to provide the LICENSED SERVICE(S) in the United States and worldwide under the PATENT RIGHTS in the LICENSED FIELD. This Grant shall apply to the Company and any AFFILIATED COMPANY, except that any AFFILIATED COMPANY shall not have the right to sublicense others as set forth in Paragraph 2.2 below.  If any AFFILIATED COMPANY exercises rights under this Agreement, such AFFILIATED COMPANY shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between JHU and the AFFILIATED COMPANY.  In addition, Company shall remain fully liable to JHU for all acts and obligations of AFFILIATED COMPANY such that acts of the AFFILIATED COMPANY shall be considered acts of the Company.

2.2  Sublicense.  Company may sublicense to others under this Agreement, subject to the terms and conditions of this Paragraph. As a condition to its validity and enforceability, each sublicense agreement shall: (a) incorporate by reference the terms and conditions of this Agreement, (b) be consistent with the terms, conditions and limitations of this Agreement, (c) prohibit SUBLICENSEE’s further sublicense of the rights delivered hereunder, (d) name JHU as an intended third party beneficiary of the obligations of SUBLICENSEE without imposition of obligation or liability on the part of JHU or its Inventors to the SUBLICENSEE, (e) specifically incorporate Paragraphs 6.2 “Representations by JHU”,  7.1 “Indemnification”,  10.1 “Use of Name”, 10.4 “Product Liability” into the body of the sublicense agreement, and cause the terms used in therein to have the same meaning as in this Agreement, and, (f) bear signature from JHU indicating JHU’s review and approval of the sublicense agreement.  Company shall provide to JHU each proposed sublicense agreement, executed by both Company and proposed SUBLICENSEE, for review, approval and signature by JHU.  To the extent that any terms, conditions or limitations of any sublicense agreement are inconsistent with this Agreement, those terms, conditions and limitations are null and void against JHU, even though JHU has approved the sublicense in writing.

2.3  Government Rights.  The United States Government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in PATENT RIGHTS throughout the world.  The rights granted herein are additionally subject to: (i) the requirement that any LICENSED PRODUCT(S) produced for use or sale within the United States shall be substantially manufactured in the United States (unless a waiver under 35 U.S.C. § 204 or equivalent is granted by the appropriate United States government agency), (ii) the right of the United States government to require JHU, or its licensees, including Company, to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health or safety needs, and, (iii) other rights acquired by the United States government under the laws and regulations applicable to the grant/contract award under which the inventions were made.  JHU shall use reasonable efforts to address the status of the extent to which the United States government has rights, if any, with regard to support for the inventions described in PATENT RIGHTS prior to signing this Agreement.  The Company intends to synthesize the product and formulate it in the United States, however, economic realities may require a foreign provider of pure substance and formulation, in which event JHU shall support the Company in obtaining a waiver or equivalency from the United States Government.

ARTICLE 3
FEES, ROYALTIES, & PAYMENTS

3.1  License Fee.  Company shall pay to JHU within thirty (30) days of the EFFECTIVE DATE of this Agreement a license fee as set forth in Exhibit A, which is nonrefundable and shall not be credited against royalties or other fees.  JHU will not submit an invoice for the license fee.

3.2  Minimum Annual Royalties.  Company shall pay to JHU minimum annual royalties as set forth in Exhibit A.  These minimum annual royalties shall be due, without invoice from JHU, within thirty (30) days of each anniversary of the EFFECTIVE DATE beginning with the first anniversary.  Running royalties accrued under Paragraph 3.3 and paid to JHU during the one year period preceding an anniversary of the EFFECTIVE DATE shall be credited against the minimum annual royalties due on that anniversary date.

3.3  Running Royalties.  Company shall pay to JHU a running royalty as set forth in Exhibit A, for each LICENSED PRODUCT(S) sold, and for each LICENSED SERVICE(S) provided, by Company, AFFILIATED COMPANIES and SUBLICENSEE(S), based on NET SALES and NET SERVICE REVENUES for the term of this Agreement.  Such payments shall be made quarterly.  All non-US taxes related to LICENSED PRODUCT(S) or LICENSED SERVICE(S) sold under this Agreement shall be paid by Company and shall not be deducted from royalty or other payments due to JHU.

In order to insure JHU the full royalty payments contemplated hereunder, Company agrees that in the event any LICENSED PRODUCT(S) shall be sold to an AFFILIATED COMPANY or SUBLICENSEE(S) or to a corporation, firm or association with which Company shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) the royalties to be paid hereunder for such LICENSED PRODUCT(S) shall be based upon the greater of: 1) the net selling price (per NET SALES) at which the purchaser of LICENSED PRODUCT(S) resells such product to the end user, 2) the NET SERVICE REVENUES received from using the LICENSED PRODUCT(S) in providing a service, 3) the fair market value of the LICENSED PRODUCT(S) or 4) the net selling price (per NET SALES) of LICENSED PRODUCT(S) paid by the purchaser.

3.4  Development Milestones.  Company shall pay to JHU upon reaching certain development milestones as set forth in Exhibit A regardless of whether the milestone is achieved by licensee, a sublicensee or affiliate.

3.5  Sublicense Consideration.  In addition to the running royalty as set forth under Paragraph 3.3, Company shall pay to JHU a percentage of consideration received for sublicenses under this Agreement as set forth in Exhibit A.  This sublicense consideration shall be due, without the need for invoice from JHU, within forty-five (45) days of the effective date of each sublicense agreement.  Such consideration shall mean consideration of any kind received by the Company or AFFILIATED COMPANIES from a SUBLICENSEE(S) for the grant of a sublicense under this Agreement, such as upfront fees or milestone fees and including any premium paid by the SUBLICENSEE(S) over Fair Market Value for stock of the Company or an AFFILIATED COMPANY in consideration for such sublicense. However, not included in such sublicense consideration are amounts paid to the Company or an AFFILIATED COMPANY by the SUBLICENSEE(S) for running royalties on LICENSED PRODUCT(S) and LICENSED SERVICE(S), product development, research work, clinical studies and regulatory approvals performed by or for the Company or AFFILIATED COMPANIES (including third parties on their behalf), each pursuant to a specific agreement including a performance plan and commensurate budget.  The term "Fair Market Value" shall mean the average price that the stock in question is publicly trading at for twenty (20) days prior to the announcement of its purchase by the SUBLICENSEE(S) or if the stock is not publicly traded, the value of such stock as determined by the most recent private financing through a financial investor (an entity whose sole interest in the Company or AFFILIATED COMPANY is financial) of the Company or AFFILIATED COMPANY that issued the shares. If the company receives stock as part of payment in sublicense the company can pay JHU the sublicense consideration in stock.

3.6  Patent Reimbursement.  Company will reimburse JHU, within thirty (30) days of the receipt of an invoice from JHU, for all reasonable costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS incurred by JHU on or before the EFFECTIVE DATE of this Agreement. In accordance with Paragraph 4.1 below, Company will reimburse JHU, within thirty (30) days of the receipt of an invoice from JHU, for all costs associated with the preparation, filing, maintenance, and prosecution of PATENT RIGHTS incurred by JHU subsequent to the EFFECTIVE DATE of this Agreement.

3.7  Sponsored Research. Company shall provide sponsored research funding for the completion of preclinical studies necessary to file an IND on the licensed product containing nano curcumin as set forth in Exhibit A.

3.8  Form of Payment.  All payments under this Agreement shall be made in U.S. Dollars.  Checks are to be made payable to “The Johns Hopkins University".  Wire transfers may be made through:

Director
Johns Hopkins University
Technology Transfer
100 N. Charles Street, 5th Floor
Baltimore, MD  21201
Attn:  JHU Agr ID # A11537

Wire transfers may be made through:

Bank of America
NY, NY

Wire info:

Johns Hopkins University Central Lockbox
Transit/Routing/ABA number:  026009593
SWIFT code: B0FAUS3N
CHIP ABA number: none
Account number:  003936830516
Type of account:  Depository
Reference:  JHU Technology Transfer JHU Agrmt# A11537
Attn: financial manager

COMPANY shall be responsible for any and all costs associated with wire transfers.

3.8  Late Payments.  In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) two percent (2%) plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations.  Each such payment when made shall be accompanied by all interest so accrued.  Said interest and the payment and acceptance thereof shall not negate or waive the right of JHU to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Paragraph 9.2.

ARTICLE 4
PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1  Prosecution & Maintenance.  JHU, at Company's expense, shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS and, subject to the terms and conditions of this Agreement, Company shall be licensed thereunder.  Title to all such patents and patent applications shall reside in JHU.  JHU shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS, provided however, that JHU shall (a) cause its patent counsel to timely copy Company on all official actions and written correspondence with any patent office, and (b) allow Company an opportunity to comment and advise JHU.  JHU shall consider and reasonably incorporate all comments and advice.  By concurrent written notification to JHU and its patent counsel at least thirty (30) days in advance (or later at JHU’s discretion) of any filing or response deadline, or fee due date, Company may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that Company pays for all costs incurred up to JHU’s receipt of such notification.  Failure to provide such notification can be considered by JHU to be Company’s authorization to proceed at Company’s expense.  Upon such notification, JHU may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit, and any rights or license granted hereunder held by Company, AFFILIATED COMPANIES or SUBLICENSEE(S) relating to the PATENT RIGHTS which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate.

4.2  Notification.  Each party will notify the other promptly in writing when any infringement of a claim in any of the patent applications or patents by another is uncovered or suspected.

4.3  Infringement.  Company shall have the first right to enforce any patent within PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. Before Company commences an action with respect to any infringement of such patents, Company shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or not to sue.  Thereafter, Company may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Paragraph 4.5.  However, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of JHU, which consent shall not be unreasonably withheld.  This right to sue for infringement shall not be used in an arbitrary or capricious manner.  JHU shall reasonably cooperate in any such litigation at Company's expense.

If Company elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify JHU in writing within ninety (90) days of receiving a legal opinion that an infringement exists, and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

4.4  Patent Invalidity Suit.  If a declaratory judgment action is brought naming Company as a defendant and alleging invalidity of any of the PATENT RIGHTS, JHU may elect to take over the sole defense of the action at its own expense. Company shall cooperate fully with JHU in connection with any such action.

4.5  Recovery.  Any recovery by Company under Paragraph 4.3 shall be deemed to reflect loss of commercial sales, and Company shall pay to JHU fifteen percent (15%) of the recovery net of all reasonable costs and expenses associated with each suit or settlement.  If the cost and expenses exceed the recovery, then one-half (1/2) of the excess shall be credited against royalties payable by Company to JHU hereunder in connection with sales of LICENSED PRODUCT covered in the PATENT RIGHTS which are the subject of the infringement suit, in the country of such legal proceedings, provided, however, that any such credit under this Paragraph shall not exceed fifty percent (50%) of the royalties otherwise payable to JHU with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

ARTICLE 5
OBLIGATIONS OF THE PARTIES

5.1  Reports.  Company shall provide to JHU the following written reports according to the following schedules.

(a) Company shall provide quarterly Royalty Reports, substantially in the format of Exhibit B and due within thirty (30) days of the end of each calendar quarter following the EFFECTIVE DATE of this Agreement.  Royalty Reports shall disclose the amount of LICENSED PRODUCT(S) and LICENSED SERVICE(S) sold, the total NET SALES and NET SERVICE REVENUES of such LICENSED PRODUCT(S) and LICENSED SERVICE(S), and the running royalties due to JHU as a result of NET SALES and NET SERVICE REVENUES by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) thereof.  Payment of any such royalties due shall accompany such Royalty Reports.

(b) Until Company, an AFFILIATED COMPANY or a SUBLICENSEE(S) has achieved a first commercial sale of a LICENSED PRODUCT or LICENSED SERVICE, or received FDA market approval, Company shall provide semiannual diligence reports, due within thirty (30) days of the end of every June and December following the EFFECTIVE DATE of this Agreement. These diligence reports shall describe Company's, AFFILIATED COMPANIES or any SUBLICENSEE(S)'s technical efforts towards meeting its obligations under the terms of this Agreement.

(c) Company shall provide Annual Reports within thirty (30) days of the end of every December following the EFFECTIVE DATE of this Agreement.  Annual Reports shall mean and include:

(i) evidence of insurance as required under Paragraph 10.4, or, a statement of why such insurance is not currently required, and

(ii) identification of all AFFILIATED COMPANIES which have exercised rights pursuant to Paragraph 2.1, or, a statement that no AFFILIATED COMPANY has exercised such rights, and

(iii) notice of all FDA approvals of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) obtained by COMPANY, AFFILIATED COMPANY or SUBLICENSEE, the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained.

5.2  Records.  Company shall make and retain, for a period of three (3) years following the period of each report required by Paragraph 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1.  Such books and records shall be in accordance with generally accepted accounting principles.  Company shall permit the inspection and copying of such records, files and books of account by JHU or its agents during regular business hours upon ten (10) business days' written notice to Company.  Such inspection shall not be made more than once each calendar year.  All costs of such inspection and copying shall be paid solely by JHU, provided that if any such inspection shall reveal that an error has been made in the amount equal to five percent (5%) or more of such payment, such costs shall be borne by Company.  As a condition to entering into any such agreement, Company shall include in any agreement with its AFFILIATED COMPANIES or its SUBLICENSEE(S) which permits such party to make, use, sell or import the LICENSED PRODUCT(S) or provide LICENSED SERVICE(S), a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and records of LICENSED SERVICE(S) and other information as required in Paragraph 5.1 and permit JHU to inspect such records as required by this Paragraph.

5.3  Reasonable Commercial Efforts.  Company shall exercise reasonable commercial efforts to develop and to introduce the LICENSED PRODUCT(S) and LICENSED SERVICE(S) into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgement; thereafter, until the expiration or termination of this Agreement, Company shall endeavor to keep LICENSED PRODUCT(S) and LICENSED SERVICE(S) reasonably available to the public.  LICENSED PRODUCTS and LICENSED SERVICES will be made available to the public and research community by the Company.  JHU will release such products or Services with approval by the company, and will not withhold approval unreasonably  Company shall also exercise reasonable commercial efforts to develop LICENSED PRODUCT(S) suitable for different medical indications, so that the PATENT RIGHTS can be commercialized as broadly and as rapidly as good scientific and business judgment deem possible.

5.4  Other Products.  After clinical or other evidence, provided in writing by JHU or by another party, to Company, demonstrating the practicality of a particular market or use within the LICENSED FIELD which is not being developed or commercialized by Company, Company shall based on comercially reasonable efforts either provide JHU with a reasonable development plan and start development or attempt to reasonably sublicense the particular market or use to a third party.  If within twelve (12) months of such notification by JHU, Company has not initiated such development efforts or sublicensed that particular market or use, JHU may terminate this license for such particular market or use.  This Paragraph shall not be applicable if Company reasonably demonstrates to JHU that commercializing such LICENSED PRODUCT(S) or LICENSED SERVICE(S) or granting such a sublicense in said market or use would have a potentially adverse commercial effect upon marketing or sales of the LICENSED PRODUCT(S) or LICENSED SERVICE(S) developed and being sold by Company, such acknowlegement by JHU shall not be unreasonable withheld.  Any and all curcumins, curcumin derivatives or curcuminoids that can be incorporated into the JHU nanotechnology are within the scope of this Agreement.

5.5  Patent Acknowledgement.  Company agrees that all packaging containing individual LICENSED PRODUCT(S) sold by Company, AFFILIATED COMPANIES and SUBLICENSEE(S) of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws.  The company shall have the right to prosecute patent CIPs where reasonable.

ARTICLE 6
REPRESENTATIONS

6.1  Duties of the Parties.  JHU is not a commercial organization.  It is an institute of research and education.  Therefore, JHU has no ability to evaluate the commercial potential of any PATENT RIGHTS or LICENSED PRODUCT or other license or rights granted in this Agreement.  It is therefore incumbent upon Company to evaluate the rights and products in question, to examine the materials and information provided by JHU, and to determine for itself the validity of any PATENT RIGHTS, its freedom to operate, and the value of any LICENSED PRODUCTS or SERVICES or other rights granted.

6.2  Representations by JHU.  JHU warrants that it has good and marketable title to its interest in the inventions claimed under PATENT RIGHTS with the exception of certain retained rights of the United States Government, which may apply if any part of the JHU research was funded in whole or in part by the United States Government.  JHU will provide copies of each Assignment from the inventors to JHU in Exhibit C.  JHU does not warrant the validity of any patents or that practice under such patents shall be free of infringement.  EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH 6.2, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) AGREE THAT THE PATENT RIGHTS ARE PROVIDED "AS IS", AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCT(S) AND LICENSED SERVICE(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY.  JHU DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THIS AGREEMENT.  COMPANY, AFFILIATED COMPANIES AND SUBLICENSEE(S) ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY COMPANY, ITS SUBLICENSEE(S) AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCT(S) OR LICENSED SERVICE(S) AS DEFINED IN THIS AGREEMENT.

ARTICLE 7
INDEMNIFICATION

7.1  Indemnification.  JHU and the Inventors will have no legal liability exposure to third parties if JHU does not license the LICENSED PRODUCT(S) and LICENSED SERVICE(S), and any royalties JHU and the Inventors may receive is not adequate compensation for such legal liability exposure.  Therefore, JHU requires Company to protect JHU and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect JHU and Inventors.  Furthermore, JHU and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATED COMPANIES or its SUBLICENSEE(S) or those operating for its account or third parties who purchase LICENSED PRODUCT(S) or LICENSED SERVICE(S) from any of the foregoing entities, develop, manufacture, market or practice the inventions of LICENSED PRODUCT(S) and LICENSED SERVICE(S).  Therefore, Company, AFFILIATED COMPANY and SUBLICENSEE shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of PATENT RIGHTS, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions by any of the foregoing entities, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property.  Practice of the inventions covered by LICENSED PRODUCT(S) and LICENSED SERVICE(S), by an AFFILIATED COMPANY or an agent or a SUBLICENSEE(S) or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCT(S) and LICENSED SERVICE(S) from Company, shall be considered Company's practice of said inventions for purposes of this Paragraph.  The obligation of Company to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an affiliate or sublicensee, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

ARTICLE 8
CONFIDENTIALITY

8.1  Confidentiality.  If necessary, the parties will exchange information, which they consider to be confidential.  The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent to the recipient, and to employ all commercially reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information.  The information shall not be disclosed or revealed to anyone except employees of the recipient who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees are required to maintain confidential the proprietary information of the recipient and such employees shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly.

The obligations of this Paragraph shall also apply to AFFILIATED COMPANIES and/or SUBLICENSEE(S) provided such information by Company.  JHU's, Company's, AFFILIATED COMPANIES, and SUBLICENSEES' obligations under this Paragraph shall extend until three (3) years after the termination of this Agreement.

8.2  Exceptions.  The recipient's obligations under Paragraph 8.1 shall not extend to any part of the information:

a.	that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

b.
that can be demonstrated, from written records to have been in the recipient's possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

c.	that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

d.	that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party.

e.	that is required to be disclosed by law, government regulation or court order.

8.3  Right to Publish.  JHU may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided confidential information of Company as defined in Paragraph 8.1, is not included or without first obtaining approval from Company to include such confidential information. The company shall have up to 90 days to evaluate for patent potential and filing of patent. Otherwise, JHU and the Inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU related to the licensed technology without prior approval.

ARTICLE 9
TERM & TERMINATION

9.1  Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country, until the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue then for a term of twenty (20) years from the EFFECTIVE DATE of this Agreement.

9.2  Termination By Either Party.  This Agreement may be terminated by either party, in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within thirty (30) days.  In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

9.3  Termination by Company.  Company may terminate this Agreement and the license granted herein, for any reason, upon giving JHU ninety (90) days written notice.

9.4  Obligations and Duties upon Termination.  If this Agreement is terminated, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement.  Upon termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party.  Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination. Termination shall not affect JHU's right to recover unpaid royalties, fees,  reimbursement for patent expenses, or other forms of financial compensation incurred prior to termination.  Upon receipt of written termination, JHU shall take affirmative steps to mitigate any further costs to Company.  Upon termination Company shall submit a final royalty report to JHU and any royalty payments, fees, unreimbursed patent expenses and other financial compensation due JHU shall become immediately payable.  Furthermore, upon termination of this Agreement, all rights in and to the licensed technology shall revert immediately to JHU at no cost to JHU.  Upon termination of this Agreement, any SUBLICENSEE(S) shall become a direct licensee of JHU, provided that JHU’s obligations to SUBLICENSEE(S) are no greater than JHU’s obligations to Company under this Agreement.  Company shall provide written notice of such to each SUBLICENSEE(S) with a copy of such notice provided to JHU.

ARTICLE 10
MISCELLANEOUS

10.1  Use of Name.  Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU.  Company, AFFILIATED COMPANIES and SUBLICENSEE(S) shall allow at least seven (7) business days notice of any proposed public disclosure for JHU's review and comment or to provide written consent.

10.2  No Partnership.  Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee.  Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

10.3  Notice of Claim.  Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

10.4  Product Liability.  Prior to initial human testing or first commercial sale of any LICENSED PRODUCT(S) or LICENSED SERVICE(S) as the case may be in any particular country, Company shall establish and maintain, in each country in which Company, an AFFILIATED COMPANY or SUBLICENSEE(S) shall test or sell LICENSED PRODUCT(S) and LICENSED SERVICE(S), product liability or other appropriate insurance coverage in the minimum amount of five million dollars ($5,000,000) per claim and will annually present evidence to JHU that such coverage is being maintained.  Upon JHU's request, Company will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained.  JHU shall be listed as an additional insured in Company's said insurance policies.  If such Product Liability insurance is underwritten on a ‘claims made’ basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the term of this Agreement.

10.5  Governing Law.  This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Delaware applicable to contracts solely executed and wholly to be performed within the State of Delaware without giving effect to the principles of conflicts of laws.  Any disputes between the parties to the Agreement shall be brought in the state or federal courts of Delaware.  Both parties agree to waive their right to a jury trial

10.6  Notice.  All notices or communication required or permitted to be given by either party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder.  Mailed notices shall be deemed to be received on the third business day following the date of mailing.  Notices sent by overnight courier shall be deemed received the following business day.

If to Company:	Attn: Dr. Larry Helson
Sign Path Pharma, Inc.
45 Broadway
New York, New York 10006

If to JHU:	Technology Transfer
Johns Hopkins University
100 N. Charles Street
5th Floor
Baltimore, MD 21201
Attn: Director

10.7  Compliance with All Laws.  In all activities undertaken pursuant to this Agreement, both JHU and Company covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

10.8  Successors and Assigns.  Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement in connection with any sale of substantially all of its assets without the consent of the other.  Such assignment shall be subject to JHU approval, which approval shall not be unreasonably withheld. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.9  No Waivers; Severability.  No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing.  Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.  It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

10.10  Entire Agreement; Amendment.  Company and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein.  It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

10.11  Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.12  Force Majeure.  If either party fails to fulfill its obligations hereunder (other than an obligation for the payment of money), when such failure is due to an act of God, or other circumstances beyond its reasonable control, including but not limited to fire, flood, civil commotion, riot, war (declared and undeclared), revolution, or embargoes, then said failure shall be excused for the duration of such event and for such a time thereafter as is reasonable to enable the parties to resume performance under this Agreement, provided however, that in no event shall such time extend for a period of more than one hundred eighty (180) days.

10.13  Further Assurances.  Each party shall, at any time, and from time to time, prior to or after the EFFECTIVE DATE of this Agreement, at reasonable request of the other party, execute and deliver to the other such instruments and documents and shall take such actions as may be required to more effectively carry out the terms of this Agreement.

10.14  Survival.  All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be.  This shall include Paragraphs 3.7 (Late Payments), 5.2 (Records), and Articles 6, 7, 8, 9, and 10.

10.15  No Third Party Beneficiaries.  Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.16  Headings.  Article headings are for convenient reference and not a part of this Agreement.  All Exhibits are incorporated herein by this reference.

10.17  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

IN WITNESS WHEREOF, this Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY	SIGN PATH PHARMA, INC.

/s/ Wes Blakeslee	/s/ Dr. Larry Helson
Wes Blakeslee	Name:	Dr. Larry Helson
Director	Title:	CEO
Johns Hopkins Technology Transfer	Sign Path Pharma, Inc.
10/02/07	10/02/07
(Date)	(Date)

EXHIBIT A.  LICENSE FEE & ROYALITIES.
EXHIBIT B.  SALES & ROYALTY REPORT FORM.

EXHIBIT A

LICENSE FEE & ROYALTIES

1.
License Fee:  The license fee due under Paragraph 3.1 is twenty five thousand US dollars ($25,000) within thirty (30) days following license execution. An additional payment to the tune of twenty five thousand US dollars ($25,000) should be paid within one hundred and twenty (120) days from the date of execution of the licensing agreement.

2.	Minimum Annual Royalties: The minimum annual royalties pursuant to Paragraph 3.2 are:

1st year:	Ten thousand dollars ($10,000).

2nd year:	Ten thousand dollars ($10,000).

3rd year:	Twenty five thousand dollars ($25,000).

4th year:	Twenty five thousand dollars ($25,000).

5th year etc.	Thirty thousand dollars ($30,000).

3.	Royalties: The running royalty rate payable under Paragraph 3.3 is as follows

(1)	Two percent (2%) of net sales less than $250 million for licensed products covered by one or more claims in an issued patent;

(2)	Three percent (3%) of net sales equal to or greater than $250 million for licensed products covered by one or more claims in an issued patent; and

(3)	One and one half percent (1.5%) of net sales of licensed products not covered by an issued patent.

If licensee is obligated to pay running royalties to a third party to avoid infringing such third party’s patent rights which dominate JHU patent rights (as documented by a written opinion of an independent, qualified patent attorney, a copy of which is provided to JHU), licensee may reduce the running royalty due to JHU by one half of the running royalty rate being paid to such third party, provided, however, the running royalty rate due to JHU will not be reduced to less than one and half percent (1.5%) of net sales of licensed products covered by an issued patent or one percent (1%) of net sales of licensed products not covered by a claim in an issued patent.

4.	Development Milestones:

a.	Twenty five thousand dollars ($25,000) milestone payment will be paid upon dosing the first patient with the licensed product in a Phase I Clinical trial at a site other than JHU;

b.	Fifty thousand dollars ($50,000) milestone payment will be paid upon dosing the first patient with the licensed product in a Phase II Clinical trial at a site other than JHU;

c.	Seventy five thousand dollars ($75,000) milestone payment will be paid upon dosing the first patient with the licensed product in a Phase III Clinical trial at a site other than JHU;

d.
Two hundred and Fifty thousand dollars ($250,000) upon the first  regulatory approval of the licensed product, provided that, if no patent has issued at the time this milestone is achieved, the amount of the milestone shall be reduced from Two hundred and Fifty thousand dollars ($250,000) to One hundred thousand dollars ($100,000)

e.	Ten thousand dollars ($10,000) upon issuance of a patent.

Each of the foregoing milestone payments shall be made by licensee to JHU (without invoice) within thirty (30) calendar days of achieving the milestone event and shall not reduce the amount of any other payments which are part of the term sheet. Milestone payments shall be paid for Phase II and III clinical trials studies conducted for the first five diseases or indications including Cancer, Malaria, Schistosomiasis, Hemochromotosis, Neurofibromatosis and or any other disease using the licensed technology. However there will be only one single payment for Phase I study.

5.	Sublicense consideration: The percent sublicense consideration payable under Paragraph 3.5 is as follows

(1)	Twenty five percent (25%) of all non-royalty consideration if the sublicense is executed before the third anniversary of the effective date of the license agreement;
and
(2)	Fifteen percent (15%) of all non-royalty consideration if the sublicense is executed on or after the third anniversary of the effective date of the license agreement;

6.	Sponsored Research: The sponsored research funding payable under Paragraph 3.7 is as follows

Licensee shall provide funding for the completion of preclinical studies necessary to file an IND on the licensed product containing nano curcumin, and shall provide at least $100,000.00 in direct research funding towards such preclinical studies. Of the $100,000 funding obligation, sponsored research payments should be paid in three tranches as follows

(1)	$25,000 with thirty days from the date of license execution.

(2)	$25,000 with one hundred and twenty days from the date of license execution.

(3)	$50,000withinone hundred and eighty days from the date of license execution.

EXHIBIT B

QUARTERLY SALES & ROYALTY REPORT

FOR LICENSE AGREEMENT BETWEEN SIGNPATH  PHARMA AND
THE JOHNS HOPKINS UNIVERSITY DATED

_________________________

FOR PERIOD OF ______________ TO ______________

TOTAL ROYALTIES DUE FOR THIS PERIOD $___________

PRODUCT ID	PRODUCT NAME	*JHU REFERENCE	1st COMMERCIAL SALE DATE	TOTAL NET SALES/SERVICES	ROYALTY RATE	AMOUNT DUE

* Please provide the JHU Reference Number or Patent Reference

This report format is to be used to report quarterly royalty statements to JHU.  It should be placed on Company letterhead and accompany any royalty payments due for the reporting period.  This report shall be submitted even if no sales are reported.

EXHIBIT C

FOR LICENSE AGREEMENT BETWEEN SIGNPATH PHARMA AND
THE JOHNS HOPKINS UNIVERSITY DATED

1.	Assignment(s) from Inventors to JHU.